THEODORE L. PRESS
(202) 778-9025
presstl@kl.com


                                                 December 4, 1995





PaineWebber RMA Money Fund, Inc.
1285 Avenue of the Americas
New York, NY 10019

Ladies and Gentlemen:

         PaineWebber RMA Money Fund, Inc. ("PW Corporation"), on behalf of PaineWebber RMA Money Market Portfolio, a segregated portfolio of assets ("series") thereof ("Acquiring Fund"), has requested our opinion as to certain federal income tax consequences of the proposed acquisition by Acquiring Fund of PaineWebber/Kidder, Peabody Cash Reserve Fund, Inc. ("Target")/1/ pursuant to an Agreement and Plan of Reorganization and Dissolution between them dated as of November 30, 1995 ("Plan"). The Plan is attached as an exhibit to the prospectus/proxy statement to be furnished in connection with the solicitation of proxies by Target's board of trustees for use at a special meeting of Target shareholders ("Special Meeting") to be held on February 13, 1996 ("Proxy"), included in the registration statement on Form N-14 to be filed with the Securities and Exchange Commission ("SEC") on or about the date hereof ("Registration Statement").

         In rendering this opinion, we have examined (1) Target's currently effective prospectus and statement of additional information ("SAI"), both dated December 1, 1995, and Acquiring Fund's currently effective prospectus and SAI, both dated August 29, 1995, (2) the Proxy, (3) the Plan, and (4) such other documents as we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of each Investment Company and the representations made in the Plan (as contemplated in paragraph 6.6 thereof) (collectively "Representations").


                                     FACTS
                                     -----

          PW Corporation is a corporation organized under the laws of the State of Maryland pursuant to Articles of Incorporation dated July 2, 1982; Acquiring Fund commenced operations as a series thereof on October 4, 1982. Target is a corporation organized under the laws of the State of Maryland pursuant to Articles of Incorporation dated May 31, 1979, and commenced operations on August 28, 1979. Each Investment Company is registered with the SEC as an open-end management investment company under the Investment Company Act of 1940. PaineWebber Incorporated ("PaineWebber") serves as each Fund's investment adviser and administrator and is the distributor of each Fund's shares. Mitchell

Hutchins Asset Management Inc., a wholly owned subsidiary of PaineWebber, serves as sub-adviser and sub-administrator to each Fund.

         The transactions contemplated by the Plan (collectively "Reorganization") consist of the acquisition by Acquiring Fund of Target's assets/2/ in exchange for full and fractional shares of common stock in Acquiring Fund ("Acquiring Fund Shares") and the assumption by Acquiring
Fund of Target's liabilities/3/, followed by the distribution of those shares by Target pro rata to its shareholders of record as of the Effective Time ("Shareholders") constructively in exchange for their shares of common stock in Target ("Target Shares"). The Reorganization shall occur as of the Effective Time.

         PW Corporation has advised us that each Fund intends to report the federal income tax consequences of the Reorganization as follows:

------------
1 Acquiring Fund and Target are sometimes referred to herein individually as a "Fund," and PW Corporation and Target are sometimes referred to herein individually as an "Investment Company."

2 The assets to be acquired by Acquiring Fund will consist of all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and pre-paid expenses shown as assets on Target's books, and other property owned by Target as of 12:00 noon on February 20, 1996 (or on such other date or at such other time as the parties may agree) ("Effective Time") (collectively "Assets").

3 The liabilities to be assumed by Acquiring Fund will consist of all of Target's liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Effective Time, and whether or not specifically referred to in the Plan, including without limitation Target's share of the expenses incurred in connection with the Reorganization (Target having agreed in the Plan to use its best efforts to discharge all of its known liabilities and obligations prior to the Effective
Time) (collectively "Liabilities").


PaineWebber RMA Money Fund, Inc.
December 4, 1995
Page 2

                  (1) Acquiring Fund's acquisition of the Assets in exchange for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities will constitute a taxable sale of the Assets by Target to Acquiring Fund;

                  (2) Target's distribution of the Acquiring Fund Shares to the Shareholders will be treated as a distribution in liquidation of Target, and each Shareholder may recognize gain or loss on that distribution, depending upon whether the Shareholder's tax basis for its shares of common stock in Target ("Target Shares") is less than, is equal to, or exceeds the fair market value of the Acquiring Fund Shares received;

                  (3) Gain or loss may be recognized to Target on the transfer to Acquiring Fund of the Assets in exchange for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, depending on whether Target's aggregate tax basis for the Assets is less than, is equal to, or exceeds the sum of the fair market value of the Acquiring Fund Shares received by Target and the amount of the Liabilities assumed by Acquiring Fund;

                  (4) Except to the extent the Acquiring Fund Shares appreciate or depreciate in value in Target's hands prior to distribution thereof to the Shareholders, no gain or loss will be recognized to Target on the subsequent distribution of the Acquiring Fund Shares to the Shareholders in constructive exchange for their Target Shares;

                  (5) No gain or loss will be recognized to Acquiring Fund on its receipt of the Assets in exchange for Acquiring Fund Shares and its assumption of the Liabilities;

                  (6) Acquiring Fund's aggregate tax basis for the Assets will be equal to the sum of the fair market value of the Acquiring Fund Shares exchanged therefor plus the amount of the Liabilities assumed by Acquiring Fund, and Acquiring Fund's holding period for the Assets will begin on the day after the Effective Time; and

                  (7) A Shareholder's basis for the Acquiring Fund Shares to be received by it in the Reorganization will be the fair market value of those shares on the date of distribution, and its holding period for those Acquiring Fund Shares will begin on the day after the Effective Time.

PaineWebber RMA Money Fund, Inc.
December 4, 1995
Page 3

                                    OPINION
                                    -------

         Based on the facts set forth above, and conditioned on (1) the Representations being true at the Effective Time and (2) the Reorganization being consummated in accordance with the Plan, it is our opinion that Acquiring Fund's treatment of the Reorganization and the collateral federal income tax consequences resulting therefrom as described above are warranted in existing law.

         The foregoing opinion (1) is based on, and is conditioned on the continued applicability of, the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service in existence on the date hereof and (2) is applicable only to the extent each Fund is solvent. We express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent.

         We hereby consent to this opinion accompanying the Registration Statement.

                                Very truly yours,

                                KIRKPATRICK & LOCKHART LLP




                                By:
                                   --------------------------------
                                     Theodore L. Press